        EXHIBIT 19

INSIDER TRADING
Policy Owner: WBA Senior Vice President, Corporate Secretary
This Policy describes the rules for transactions in securities of Walgreens Boots Alliance (“WBA”) or other certain companies by any officer, director or team member of WBA or any of its subsidiaries (collectively, the “Company”).
Why It Matters
The Company has adopted this Policy in furtherance of its commitment to ethical conduct, to promote compliance with applicable securities laws, and to take an active role in the prevention of insider trading violations by directors, officers, and all other team members of the Company.

Scope
This Policy covers directors, officers, and all other team members of the Company (collectively, “Covered Persons”).

This Policy also applies to:
•immediate family members and Controlled Entities (as each term is defined in this Policy) of Covered Persons;
•transactions in “Company securities”, which includes (i) all of WBA’s securities, including common stock, options to purchase common stock, debt securities (including of WBA’s subsidiaries), and any other type of securities that WBA may issue, and (ii) derivative securities relating to any Company security that are not issued by WBA such as put and call options, warrants, swaps, caps and collars; and
•transactions in the securities of companies with which the Company interacts (for example, a customer or supplier or a company involved in a transaction or possible transaction with the Company, an equity method investee, or a strategic partner) if a Covered Person is in possession of material, non-public information regarding such other companies gained in the course of working for the Company.

For purposes of this Policy and applicable securities laws, Covered Persons should treat all transactions by immediate family members and Controlled Entities as if they were for the Covered Person’s own account.

v.6.0

Core Principles

•All Covered Persons are prohibited from engaging in any transaction in Company securities while aware of material, non-public information about the Company. Such prohibited transactions include buying, selling, gifting, and as permitted by this Policy, pledging and lending Company securities, and any other direct or indirect transfers of Company securities.
•Covered Persons are always responsible for monitoring whether they possess material, non-public information; and each Covered Person is responsible for the transactions of their immediate family members.
•No Covered Person may “tip” other persons about material, non-public information about the Company or otherwise make unauthorized disclosure or use of such information, regardless of whether the Covered Person profits or intends to profit by such tipping, disclosure or use.
•All Covered Persons are prohibited from trading in the securities of companies whose securities are publicly traded while aware of material, non-public information about such companies gained in the course of working for the Company.
•A Covered Person must not engage in any hedging or monetization transactions with respect to Company securities.
•If any Covered Person is aware of material, non-public information about the Company or any other company gained in the course of working for the Company, when their employment or other business relationship with the Company ends, then he or she must not trade in Company securities or the securities of any such other company or disclose such material, non-public information to other persons until that information is made public or becomes no longer material.
•No Restricted Person (as defined in Section 4) may trade in Company securities during a closed trading window, regardless of whether they are actually aware of material, non-public information about the Company.
•All Pre-clearance Persons (as defined in section 5) must obtain pre-clearance from the Corporate Secretary before transacting in Company securities.

Core Principles
•No Covered Person may “tip” other persons about material, non-public information about the Company or otherwise make unauthorized disclosure or use of such information, regardless of whether the Covered Person profits or intends to profit by such tipping, disclosure or use.
•All Covered Persons are prohibited from trading in the securities of companies whose securities are publicly traded while aware of material, non-public information about such companies gained in the course of working for the Company.
•A Covered Person must not engage in any hedging or monetization transactions with respect to Company securities.
•If any Covered Person is aware of material, non-public information about the Company or any other company gained in the course of working for the Company, when their employment or other business relationship with the Company ends, then he or she must not trade in Company securities or the securities of any such other company or disclose such material, non-public information to other persons until that information is made public or becomes no longer material.
•No Restricted Person (as defined in Section 4) may trade in Company securities during a closed trading window, regardless of whether they are actually aware of material, non-public information about the Company.
•All Pre-clearance Persons (as defined in section 5) must obtain pre-clearance from the Corporate Secretary before transacting in Company securities.

IMPLEMENTATION

1.Types of Information	1.No Trading in Company Securities While Aware of Material, Non-public Information	1.Requirements Applicable to All Covered Persons
1.Additional Restrictions Applicable to Restricted Persons	1.Additional Restrictions Applicable to Pre-clearance Persons	1.Rule 10b5-1 Trading Plans
1.Potential Consequences of Failure to Comply

1.Types of Information
Material information
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.
Both positive and negative information may be material. Any information that could reasonably be expected to affect WBA’s stock price, whether positive or negative, must be assumed to be material for purposes of this Policy. While it is not possible to define all categories of information that could be material, potential examples include the following:
•Information regarding sales, revenues or earnings (including projections);
•Financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;
•Internal financial information which departs in any significant way from market expectations;
•Capital expenditure and investment plans;
•Costs and savings associated with restructuring activities;
•Unusual gains or losses in major operations or significant write-downs in assets or increases in reserves;
•Negotiations of, entering into, or developments under significant contracts, strategic partnerships or licensing arrangements;
•Developments relating to significant mergers, acquisitions, dispositions, divestitures, joint ventures or reorganizations;
•Changes in business strategies or planned growth rates;
•Significant operational issues;

•A significant disruption in the Company’s operations or loss or breach of the Company’s assets, including its facilities or information technology infrastructure, or cyber-security incidents;
•Commencement of or significant developments regarding litigation, government investigations, regulatory matters or enforcement proceedings;
•The public or private sale of additional Company securities;
•Changes in senior management;
•Changes in dividend rate; and
•The imposition of internal restrictions or ban on trading in Company securities or the securities of a company with which the Company interacts.
This list of potential examples is illustrative and not exhaustive. Financial information may be material, even if it covers only part of a period or less than all of the Company’s operations, as it may convey enough information about the Company’s consolidated results to be considered material information. With respect to a possible future event, the potential materiality of the information is assessed by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company should it occur. Further, Covered Persons must not trade on the basis of rumors which, if true, would constitute material, non-public information.
Materiality determinations require consideration of quantitative and qualitative factors based on an assessment of all of the facts and circumstances, and typically are evaluated by enforcement authorities with the benefit of hindsight. If you are unsure about whether particular non-public information is material, you must not try to resolve any uncertainties on your own and must consult in advance with the persons listed at the end of this Policy.
Non-public information
Information is non-public until it has been widely disseminated to the public and the public has had time to absorb and evaluate it. If information is disclosed in a press release, it must be reported on a national wire service, published in a national newspaper, or reported by some other widely disseminated source of investment information before it is deemed “public.” Information also generally is considered to be widely disseminated and “public” if it has been disclosed by WBA in a document filed with the Securities and Exchange Commission (“SEC”) that is publicly available on the SEC’s website. By contrast, information would not be considered widely disseminated if it is available only to the Company’s team members, or if it is available only to a limited group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to provide investors with sufficient time to absorb the information. Ordinarily, information would not be considered public for purposes of this Policy until at least one full trading day has passed following its dissemination. For the purposes of this Policy, a “trading day” means any day on which the Nasdaq Stock Market is open for trading. If you are unsure about whether particular information is non-

public, you must not try to resolve any uncertainties on your own and must consult in advance with the persons listed at the end of this Policy.

2.No Trading in Company Securities While Aware of Material, Non-public Information.
All Covered Persons are prohibited from engaging in any transaction in Company securities while aware of material, non-public information about the Company. Such prohibited transaction include buying, selling, gifting, and as permitted by this Policy, pledging and lending Company securities, and any other direct or indirect transfers of securities. It makes no difference whether a Covered Person will rely upon or use material, non-public information in deciding to trade — if a Covered Person is aware of material, non-public information about the Company, the prohibition applies. Remember, anyone scrutinizing transactions will be doing so after the fact, with the full benefit of hindsight.
All Covered Persons, whether or not subject to the trading windows described in section 4 or the pre-clearance procedures described in section 5 of this Policy, are reminded that the safest time for transactions in Company securities will generally be shortly after the release by the Company of financial information relating to a completed quarter as described below in section 4. The appearance of improper trading may increase as the Company approaches the end of its next fiscal quarter.
Direct and Indirect Transactions. The foregoing prohibition extends to transactions in Company securities in which any Covered Person has any “beneficial” or other economic interest, and to transactions by Controlled Entities of any Covered Person, including:
•transactions within 401(k) plan accounts or benefit plans (except as expressly provided below);
•transactions in Company securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by the Covered Person;
•transactions in Company securities for which the Covered Person acts as trustee, executor, or custodian; and
•transactions in any other account or investment involving in any way any Company securities over which the Covered Person exercises any direct or indirect control.
This prohibition, however, does not apply to transactions pursuant to a valid “10b5-1 trading plan” implemented in accordance with section 6 of this Policy.
A “Controlled Entity” is an entity or account over which a person has control (investment or otherwise) or influence with respect to a transaction in securities (for example, a trust, not-for-profit entity, or estate).

Overview of Certain Transactions under Company Plans
Exercise of Stock Options. The foregoing prohibition extends to the exercise of a Covered Person’s stock options provided that the Covered Person “buys and holds” (i.e., pays cash for the exercise price and any associated tax withholding obligations and retains all shares received upon exercise of the option). “Same day sale” transactions and other stock option exercises where shares are sold or withheld, including to pay the exercise price or withholding taxes, are treated like any other stock sale and are subject to the prohibition above.
Vesting of Stock Awards. This Policy does not apply to the vesting of restricted stock, restricted stock units, performance shares, performance units or similar awards, or the exercise of a tax withholding right pursuant to which a Covered Person requests that the Company withhold shares of stock to satisfy tax withholding requirements in connection with such vesting without engaging in any market transaction. This Policy does apply, however, to any sale of the Company securities acquired pursuant to any such transactions.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company securities under the Company’s dividend reinvestment plan resulting from a Covered Person’s automatic reinvestment of dividends paid on Company securities. This Policy does apply, however, to a Covered Person’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to a Covered Person’s sale of any Company securities purchased pursuant to the dividend reinvestment plan.
Employee Stock Purchase Plan. This Policy does not apply to regular, automatic purchases of Company securities pursuant to the Company’s team member stock purchase plan as a result of periodic payroll deductions pursuant to an election in place at the beginning of the applicable option period under the plan. However, this Policy does apply to the initial enrollment in the plan and purchases of Company securities resulting from lump sum cash contributions, to the extent permitted by the plan. This Policy also applies to any changes in elections under the plan and to the sale of Company securities acquired pursuant to the plan.
Profit-Sharing Plan (“401(k) plan”). This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from regular, automatic purchases relating to contributions to the plan from payroll deductions or matching contributions by the Company pursuant to a pre-existing investment election. However, this Policy does apply to elections made under the 401(k) plan relating to the Company stock fund, including the initial enrollment in the Company stock fund and an election to increase or decrease an investment election with respect to participation in the Company stock fund and an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund.

3.Requirements Applicable to All Covered Persons

No tipping of material, non-public information; Disclosure
Tipping includes giving trading or investment advice of any kind to anyone while aware of material, non-public information about the Company, except when advising others not to trade to avoid violating this Policy. For example, a Covered Person who is aware of material, non-public information about the Company may not recommend that another person buy or sell any Company securities even if the Covered Person does not disclose or refer to the material, non-public information in making the recommendation.
Confidential information (including material, non-public information) may be used by Covered Persons only for legitimate WBA business purposes in accordance with contractual or legal requirements, and may only be disclosed within the Company to those team members who have a legitimate business need to know such information. Accordingly, no Covered Person may discuss confidential Company matters or developments with anyone outside of the Company (including family members and friends), except as required in the performance of such person’s regular employment or, in the case of our Directors, their fiduciary duties. For additional information relating to disclosure of confidential information (including material, non-public information) of the Company, see the WBA Disclosure policy.
No trading in, or tipping, regarding securities of other companies while aware of material, non-public information
The Company may have interactions with or engage in business transactions with companies whose securities are publicly traded. Information learned in connection with these interactions or transactions may constitute material, non-public information about the other company, even if such information is not material to the Company. All Covered Persons are prohibited from trading in the securities of these companies while aware of material, non-public information about such companies gained in the course of working for the Company. Further, no Covered Person may “tip” other persons about such material, non-public information or otherwise make unauthorized disclosure or use of such information, regardless of whether the Covered Person profits or intends to profit by such tipping, disclosure, or use.
No hedging or monetization transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.
Such hedging and monetization transactions may permit a Covered Person to continue to own Company securities obtained through the Company’s benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.
Therefore, a Covered Person may not engage in any hedging or monetization transaction with respect to Company securities, including but not limited to, through the use of any of the financial instruments described above.
No short sales
Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities by Covered Persons are prohibited.
No transactions in publicly-traded options
Given the relatively short term of publicly-traded options, transactions in such options may cause a Covered Person to focus on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Covered Persons in put options, call options or other derivative securities related to Company securities (other than derivative securities issued by the Company pursuant to its benefit plans), on an exchange or in any other organized market, are prohibited.
Standing Orders; Limit Orders
Purchase or sales by Covered Persons resulting from standing orders or limit orders may result in the execution of orders without control by the Covered Person over the transaction or the Covered Person’s awareness of the timing of the transaction. Even if a Covered Person placed an order at a time when such person was permitted to enter into transactions, a Covered Person must be certain that this type of order will not be executed when such person is in possession of material, non-public information about the Company or, if applicable, during a closed trading window. Accordingly, any standing orders by a Covered Person should be used only for a very brief period and with detailed instructions to the broker who will execute the transaction. Please note that standing orders under a compliant Rule 10b5-1 trading plan (see section 6 of this Policy) are not subject to these limitations.
Post-Employment Transaction May Be Prohibited
The portions of this Policy relating to trading while in possession of material, non-public information and the use or disclosure of such information continue to apply even after Covered Persons have ended their employment or association with the Company.

If any Covered Person is aware of material, non-public information about the Company or any other company gained in the course of working for the Company, when his or her employment or other business relationship with the Company ends, then he or she must not trade in Company securities or the securities of such other company or disclose such material, non-public information to other persons until that information is made public or becomes no longer material.
Frequent trading of Company securities is strongly discouraged
Frequent trading of Company securities can create an appearance of wrongdoing even if each decision to trade is based solely on public information. Covered Persons are strongly discouraged from trading in Company securities for short-term trading profits. The Company reserves the right to request brokerage account statements or to monitor trading in any 401(k) plan to monitor compliance with this Policy.
Compliance with all Company policies regarding the protection, use and dissemination of corporate information is required
In addition to this Policy, the Company maintains other policies that relate to the protection, use and dissemination of corporate information, including the WBA Disclosure policy and the WBA Social Media policy. It is important that each Covered Person be familiar with and comply with these policies, including the need to maintain the confidentiality of such information and the prohibition of disclosure of such information by any person, or in any manner that is not specifically authorized.
Individual responsibility
All Covered Persons have ethical and legal obligations to maintain the confidentiality of information gained through the course of employment or other service with the Company and to not engage in transactions in Company securities or securities of any other company with which the Company interacts while in possession of material, non-public information. Each such individual is responsible for making sure that he or she complies with this Policy, and that any such person’s Controlled Entities and immediate family members also comply with this Policy. In all cases, the responsibility for complying with this Policy rests with the Covered Person, and no action on the part of the Company or any other person pursuant to this Policy absolves that individual from responsibility for his or her trading decisions under this Policy and applicable securities laws.
An “immediate family member” includes, for each Covered Person, (a) family members residing with such Covered Person, (b) any other person in such Covered Person’s household, (c) family members who principally rely on the Covered Person for their financial support (regardless of residence) and (d) any other family members whose transactions in Company securities are directed by or subject to such Covered Person’s influence or control.

4.Additional Restrictions Applicable to Restricted Persons
“Restricted Persons” means:
•All members of the Board of Directors of WBA (each, a “Director”);
•All officers designated by the Company as Section 16 reporting officers (“Section 16 officers”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•All team members of the Company who are members of the Executive Committee (the “EC Members”);
•All team members of the Company who are members of the WBA Leadership Forum;
•Any other Company team members designated as “Restricted Persons” from time to time by the Global Chief Financial Officer, the Global Chief Legal Officer or the Corporate Secretary; and
•All immediate family members and Controlled Entities of the foregoing.

Trading Windows

No Restricted Person may trade in Company securities during a closed trading window, regardless of whether he or she is actually aware of material, non-public information.

For purposes of this Policy, the quarterly trading window closes at the close of market on the 10th day of the third month of the applicable Company fiscal quarter and opens at the beginning of the second trading day following the date of the public announcement of the Company’s quarterly financial results (except in the case of special trading windows, as discussed below).

Although Covered Persons are always responsible for monitoring whether they possess material, non-public information, from time to time, the Global Chief Legal Officer or the Corporate Secretary may designate a special trading window applicable to those individuals identified by the Corporate Secretary as being in possession of particular information that the Company determines may be considered material and non-public, such as information about a pending acquisition, the investigation of a cyber-security incident or an anticipated positive or negative earnings announcement that may be unanticipated by the market. The Corporate Secretary will notify the team members subject to a special trading window. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities, except pursuant to a 10b5-1 trading plan previously implemented in accordance with section 6 of this Policy or as otherwise expressly permitted by this Policy, until instructed otherwise by the Corporate Secretary, and should not disclose to others the fact of such suspension of trading.
Notwithstanding the above provisions of this section, a closed trading window does not prohibit transactions in Company securities pursuant to a valid pre-existing 10b5-1 trading plan implemented in accordance with section 6 of this Policy or otherwise expressly permitted by this Policy.

Remember that even during an open trading window, any person possessing material, non-public information about the Company should not engage in any transaction in the Company’s securities.
Margin accounts and pledged securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company securities, Restricted Persons are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
5.Additional Restrictions Applicable to Pre-clearance Persons

Pre-clearance of transactions by Pre-clearance Persons
Directors, Section 16 officers, EC Members and other team members notified by the Global Chief Legal Officer or the Corporate Secretary (collectively referred to as the “Pre-clearance Group” and individually as a “Pre-clearance Person”) must obtain pre-clearance from the Corporate Secretary before transacting in Company securities. If a request for pre-clearance is approved, the Pre-clearance Person must inform the Executive Chairman and the Chief Executive Officer prior to transacting in Company securities. For the avoidance of doubt, this pre-clearance requirement also applies to transactions by immediate family members and Controlled Entities of the Pre-clearance Group and is applicable to any type of transaction involving Company securities, including, but not limited to, purchases, sales, gifts, and the initiation, amendment and termination of a 10b5-1 trading plan.
To the extent possible, requests for pre-clearance will be processed and returned within two business days after receipt. Pre-clearance is in the sole discretion of the Company.
If a request for pre-clearance is approved, the Pre-clearance Person (or other person or entity covered by this section) has three business days to complete the transaction, provided that the trading window is open at the time of the transaction and such person or entity has not come into possession of material, non-public information about the Company.
All pre-clearance requests and their approval or denial must be treated as confidential information. Approval of any particular transaction under this pre-clearance procedure does not insulate any person from liability under the securities laws. Under no circumstance may a person transact in Company securities while aware of material, non-public information about the Company, even if precleared.

In addition, all Directors and Section 16 officers are required to comply with Section 16 of the Exchange Act and related rules and regulations, which set forth reporting obligations as well as “short swing” profit recovery provisions and a general prohibition of “short sale” transactions. The Company is available to assist with Section 16 reporting; however, the obligation to comply with Section 16 is personal to the individual.
Trading restrictions in the event of a “Pension Fund Blackout Period”
In the event of a pension fund “blackout period” under applicable securities laws, Directors and the executive officers of the Company are subject to certain restrictions on transacting in WBA’s equity securities, including a general prohibition on purchases and sales of securities that were acquired in connection with service or employment as a Director or executive officer of WBA. The term “blackout period” for this purpose is defined in SEC regulations and generally means a period in which 50% or more of the participants in the Company’s qualified Profit-Sharing Plan are temporarily unable to conduct transactions in the Company stock fund for more than three consecutive business days. Directors and executive officers will be notified upon the implementation of any such period.
6.Rule 10b5-1 Trading Plans
Complying with Rule 10b5-1 under the Exchange Act provides a defense (but not a safe harbor) from insider trading liability under Rule 10b-5 of the Exchange Act. Where a valid written trading plan (commonly referred to as a “10b5-1 trading plan”) has been established at a time when an insider was not in possession of material, non-public information about the Company, trades executed as specified by the plan will not violate the securities laws or this Policy even if the insider is in possession of material, non-public information at the time the trade is executed. With respect to any 10b5-1 trading plan, you must act in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws and must continue to act in good faith for the duration of the plan.
All 10b5-1 trading plans must meet the following minimum requirements:
●The trading plan is in writing and signed by the person adopting the trading plan;
●The person adopting the trading plan is not aware of any material, non-public information as of the date of the adoption of the trading plan, and is entering into the trading plan during an open trading window, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;
●Any person adopting the trading plan who serves as a Section 16 officer or director of the Company must certify in writing, in the terms of the trading plan agreement, that, at the time of the adoption of a 10b5-1 trading plan (whether a new plan or due to a Termination Modification, as defined below): (1) the person is not aware of material, non-public information about the Company or the Company’s securities; and (2) the person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

●The plan specifies a fixed number of securities to be purchased or sold, or specifies or sets a formula for the number of securities to be purchased or sold, spread over the duration of the trading plan, the time period during which the securities are to be purchased or sold, and the prices at which the securities are to be purchased or sold. The dates of the purchases or sales must be in a range of not less than five trading days, and the choice of the exact trading day must be left to the stock broker;
●Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade;
●Any modification to the amount, price or timing of the purchase or sale of securities under the plan, as well as any change to an algorithm or computer program affecting such factors shall be deemed to be a termination of the current plan and the adoption of a new plan for purposes of restarting the Cooling-Off Period (as defined below) (any such modification, a “Termination Modification”);
●The first trade made following adoption or Termination Modification of a trading plan may take place no sooner than, with respect to Directors and Section 16 officers, the later of (i) ninety (90) calendar days from adoption or modification and (ii) the second trading day after the Company announces its financial results in a Form 10-Q or Form 10-K for the quarter in which the trading plan is adopted or amended by a Termination Modification (but in any event, not to exceed 120 days following the plan’s adoption or any Termination Modification of such plan), and with respect to team members who are not Section 16 officers, thirty (30) calendar days (each, the “Cooling-Off Period”);
●Upon termination of a 10b5-1 trading plan (including any Termination Modification), the person adopting the plan may not trade in the Company’s securities, and the Company’s securities may not be traded for the person’s benefit, sooner than (i) 90 calendar days from termination or (ii) the second trading day after the Company announces its financial results in a Form 10-Q or Form 10-K for the quarter in which the trading plan was terminated unless such transactions are effected pursuant to a new plan that complies with the above provisions;
●A person may not have in effect more than one plan at any time; and
●A person may not enter more than one single-trade plan during any consecutive 12-month period.
Amendments and terminations of 10b5-1 trading plans will be viewed in hindsight and could call into question whether the plan was entered into or operated in good faith. As a result, amendments and terminations of 10b5-1 trading plans require pre-approval of the Company, which is permitted to inquire into the change in circumstances that has giving rise to the requested amendment or termination.
The Company reserves the right to adopt additional rules for the establishment, amendment, termination and operation of 10b5-1 trading plans, and you will need to comply with these rules in order to utilize a 10b5-1 trading plan.

Covered Persons are prohibited from entering or adopting any other written trading plan or arrangement that does not meet the requirements of a valid Rule 10b5-1 trading plan such that the other written trading plan or arrangement is considered a ‘non-10b5-1 trading plan’ under the SEC rules.
For the avoidance of doubt, this section on 10b5-1 trading plans only applies to trading plans entered into by individuals, and does not apply to any 10b5-1 trading plan entered into by the Company with respect to repurchasing its own securities.
7.Potential Consequences of Failure to Comply
Company sanctions
Compliance with all Company policies is a condition of continued employment. Any Covered Person who violates this Policy will be subject to sanctions, up to and including dismissal. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
Criminal and civil penalties for violating securities laws
The purchase or sale of securities while aware of material, non-public information, or the disclosure of material, non-public information to others who then trade in Company securities, is prohibited by federal and state laws and penalties for violations can be severe. For example, U.S. federal securities laws provide for fines on the individual of up to $5 million and imprisonment for up to 20 years. In addition, the SEC may seek civil penalties of the greater of $1 million or three times the profits made, or losses avoided, from trading while aware of material, non-public information. Persons who trade while aware of material, non-public information may also be required to return any profits made. Insider trading violations may result in an injunction against future trading and may subject persons to private lawsuits.
Federal securities laws also subject controlling persons to civil penalties for illegal insider trading by team members. “Controlling persons” include officers and supervisors, and these persons may be subject to fines up to the greater of $1 million or three times the profit realized or loss avoided by the insider.